Contact:  William E. Keslar
                                               Don H. Herring
                                               (412) 433-6870



FOR IMMEDIATE RELEASE


                    USX CORPORATION REPORTS U. S. STEEL GROUP
                           THIRD QUARTER 2000 RESULTS


                              EARNINGS HIGHLIGHTS
               (Dollars in millions except per diluted share data)

                                      3Q 2000       3Q 1999

Net income adjusted for special items    $25          $8
          - per diluted share           $0.26        $0.07

Net income                               $19          $(31)

Net income per diluted share            $0.19        $(0.37)

Revenues                               $1,430         $1,337


     PITTSBURGH, October 19, 2000 - USX-U. S. Steel Group (NYSE: X) reported third quarter 2000 adjusted net income of $25 million, or 26 cents per diluted share, compared with $8 million, or 7 cents per diluted share in third quarter

1999.

     U. S. Steel Group recorded third quarter 2000 net income of $19 million, or

19 cents per diluted share, which included after-tax charges of $6 million related to USX's share of restructuring and impairment charges at Republic

Technologies International, LLC (Republic).  In third quarter 1999, U. S. Steel

Group recorded a loss of $31 million, or 37 cents per diluted share, which included after-tax charges of $39 million related to the impairment of USX's investment in USS/Kobe Steel Company, certain legal accruals and costs related to the formation of Republic.

     U. S. Steel Group revenues in third quarter 2000 were $1.4 billion,

compared with $1.3 billion in third quarter 1999.

     Third quarter 2000 segment income for U. S. Steel operations was $23 million, or $9 per ton.  This compares with third quarter 1999 segment income of

$3 million, or $1 per ton.  U. S. Steel's average price realization was $454 per ton in third quarter 2000, up from $405 per ton in third quarter 1999, mainly the result of better product mix, primarily increased tubular shipments and lower hot rolled shipments.

     Third quarter 2000 shipments were 2.6 million net tons, compared with 2.8 million net tons in third quarter 1999.  Third quarter 2000 raw steel capability utilization was 85.5 percent, compared with 94.9 percent in the 1999 third quarter.

     Commenting on the latest quarter's results, USX Corporation Board Chairman

Thomas J. Usher said, "U. S. Steel Group's third quarter results were adversely impacted by surging imports, a draw down of inventories by spot purchasers and growing evidence of a slowing U.S. economy.  As a result, U. S. Steel's shipments declined at a time when rising natural gas prices dramatically increased our costs.  We expect these factors to continue to dampen our business through the fourth quarter with shipments projected to be somewhat below third quarter levels."  Usher continued, "I am particularly concerned about the continuing high level of imports and the inability of litigation under our trade laws to provide comprehensive and timely relief.  Due to our reduced order book,

a blast furnace idled at Gary Works on July 24 for a planned 10-day outage is now expected to remain down through year end."

     In early October, U. S. Steel Group announced an agreement with LTV

Corporation to purchase LTV's tin mill products business, including its Indiana

Harbor, Indiana tin operations. Terms of this non-cash transaction call for U. S. Steel to assume certain employee-related obligations of LTV.  The purchase is expected to become effective around year end.

     "This action is consistent with our value-added strategy and is expected to improve our competitive position in the tin product business," said Usher.  "The acquisition is expected to have a positive impact on U. S. Steel earnings and cash flow in 2001.  We are preparing for an orderly transition at Indiana Harbor and fully expect to provide our customers with quality products and service from day one."

     In the Slovak Republic, final transaction documents were signed in Kosice in late September, setting the stage for the U. S. Steel Group to buy the four million ton-per-year steelmaking operations and related assets of VSZ a.s.  On

October 12, VSZ shareholders voted overwhelmingly in favor of the sale to U. S.

Steel.  The transaction must now be approved by the Slovak government's anti-

monopoly office.  U. S. Steel Kosice s.r.o. is a modern, 100-percent continuous-

cast steel plant, which already ranks as the largest integrated flat rolled steel producer in Central Europe.

     "We expect to take ownership in November," said Usher, "and are committed to broadening U. S. Steel Kosice's value-added product line, advancing it to the front ranks among European steel producers and establishing it as the competitive leader in the Central European steel market."

     In addition, Transtar, Inc. recently announced it has entered into a

Reorganization and Exchange Agreement with its two voting shareholders, Transtar

Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P., and

USX Corporation.  As a result of this transaction, USX would become the sole owner of Transtar, Inc. and certain of its subsidiaries, namely, the Birmingham Southern Railroad Company; the Elgin,

Joliet and Eastern Railway Company; the Lake Terminal Railroad Company; the

McKeesport Connecting Railroad Company; the Mobile River Terminal Company, Inc.;

the Union Railroad Company; the Warrior & Gulf Navigation Company; and Tracks

Traffic and Management Services, Inc. and their subsidiaries.  Holdings would become the owner of the other subsidiaries.



                                      *****

     This release contains forward-looking statements with respect to fourth quarter shipments and the completion and impact of the LTV, VSZ and Transtar transactions.  Some factors, among others, that could affect fourth quarter shipments include import levels, purchaser inventory levels and U.S. economic performance.  The completion of the LTV acquisition may be affected by factors such as receipt of government approvals, consent of third parties, and satisfaction of customary closing conditions.  The expected positive impact of the LTV acquisition may be affected by factors such as adverse market conditions and unrealized synergies.  One factor, among others, that could affect the VSZ acquisition is final approval by the anti-monopoly office of the Slovak

Republic.  The completion of the Transtar reorganization and exchange could be affected by a number of conditions including approval by the Surface

Transportation Board and antitrust clearances.  In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX

has included in Form 10-K for the year ended December 31, 1999, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results
to differ materially from those set forth in the forward-looking statements.

     A Statement of Operations and Preliminary Supplemental Statistics for the

U. S. Steel Group and a Consolidated Statement of Operations for USX Corporation

are attached.



                      U. S. STEEL GROUP OF USX CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                      ------------------------------------

                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  2000   1999*    2000    1999*
-------------------------------------------------------------------------------
REVENUES:
 Sales                                          $1,417  $1,377  $4,542   $3,926
 Income (loss) from affiliates                       6     (53)     13      (86)
 Net gains on disposal of assets                     6      11      34        9
 Other income (loss)                                 1       2      (1)       3
                                                ------  ------  ------   ------
   Total revenues                                1,430   1,337   4,588    3,852
                                                ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      1,299   1,289   4,103    3,606
 Selling, general and administrative
  expenses (credits)                               (56)    (61)   (176)    (226)
 Depreciation, depletion and amortization           69      78     222      228
 Taxes other than income taxes                      58      57     176      169
                                                ------  ------  ------   ------
   Total costs and expenses                      1,370   1,363   4,325    3,777
                                                ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                       60     (26)    263       75
Net interest and other financial costs              27      20      75       48
                                                ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSSES                               33     (46)    188       27
Provision (credit) for estimated income taxes       14     (17)     70       10
                                                ------  ------  ------   ------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES           19     (29)    118       17
Extraordinary losses on extinguishment of debt,
 net of income tax                                   -       2       -        7
                                                ------  ------  ------   ------
NET INCOME (LOSS)                                   19     (31)    118       10
Dividends on preferred stock                         2       2       6        7
                                                ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO STEEL STOCK        $17    $(33)   $112       $3
                                                ======  ======  ======   ======
STEEL STOCK DATA:
 Income (loss) before extraordinary losses         $17    $(31)   $112      $10
   - Per share - basic and diluted                 .19    (.35)   1.27      .12
 Extraordinary losses, net of income tax             -       2       -        7
   - Per share - basic and diluted                   -     .02       -      .08
 Net income (loss)                                 $17    $(33)   $112       $3
   - Per share - basic and diluted                 .19    (.37)   1.27      .04

 Dividends paid per share                          .25     .25     .75      .75

 Weighted average shares, in thousands
   - Basic                                      88,738  88,394  88,554   88,383
   - Diluted                                    88,738  88,394  88,556   88,385

*Certain amounts have been reclassified to conform to current classifications.

The following notes are an integral part of this financial statement.

                      U. S. STEEL GROUP OF USX CORPORATION
                      SELECTED NOTES TO FINANCIAL STATEMENT
                     --------------------------------------


1. The statement of operations of the U. S. Steel Group includes the results of operations for the businesses of USX other than businesses included in the Marathon Group and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt. As a result, the U. S. Steel Group recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

   Third quarter 2000 income (loss) from affiliates includes $10 million in charges related to USX's share of impairment and restructuring charges of Republic. In addition, third quarter 1999 income (loss) from affiliates includes $50 million in charges related to the impairment of the carrying value of USX's investment in USS/Kobe and costs related to the formation of Republic.

                      U. S. STEEL GROUP OF USX CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                            2000    1999    2000     1999
------------------------------------------------------------------------------
REVENUES                                        $1,430  $1,337  $4,588   $3,852

INCOME (LOSS) FROM OPERATIONS

 U. S. Steel operations (a) (b) (c)                $23      $3    $145      $43
 Items not allocated to segment:
   Net Pension Credits (c)                          67      46     199      186
   Administrative Expenses                          (7)     (4)    (18)     (17)
   Cost related to former business activities (d)  (23)    (21)    (63)     (65)
   Impairment of USX's investment in USS/Kobe
     and costs related to the formation of
     Republic (e)                                    -     (50)      -      (50)
   Loss on settlement of indexed debt with
     RTI International Metals, Inc. Stock            -       -       -      (22)
                                                  ----    ----    ----     ----
Total U. S. Steel Group                             60    (26)     263       75

CAPITAL EXPENDITURES                               $36     $68    $133     $221

OPERATING STATISTICS

 Average steel price per ton                      $454    $405    $448     $421
 Steel Shipments (f)                             2,557   2,835   8,441    7,764
 Raw Steel-Production (f)                        2,752   3,061   8,938    8,901
 Raw Steel-Capability Utilization (g)            85.5%   94.9%   93.3%    93.0%
 Iron ore shipments (f)                          4,770   4,706  11,455   10,892

----------
 (a)  Results in the third quarter and first nine months of 2000 included
      $10 million for USX's share of Republic's special charges. Results in the first nine months of 2000 included charges totaling $15 million for certain environmental and legal accruals. Results in the third quarter and first nine months of 1999 included charges of $7 million and $17 million, respectively, for certain legal and environmental accruals.
 (b) Includes the production and sale of steel products, coke and taconite pellets; domestic coal mining; the management of mineral resources; engineering and consulting services; and equity income from joint ventures and partially owned companies, such as USS-POSCO Industries, PRO-TEC Coating Company, Transtar Inc., Republic Technologies International, LLC and VSZ U. S. Steel, s. r.o. Also includes results of real estate development and leasing and financing activities.
 (c) Effective January 1, 2000, USX changed its methodology for allocating the pension credit or cost associated with its principal pension plans for internal business performance reporting purposes.
      Since future contributions to these plans are expected to be minimal due to their overfunded position, no pension credit or cost is allocated to current business activities. Accordingly, no pension credit or cost has been allocated to the U. S. Steel operations segment. Prior years' segment profit or loss has been restated to conform with the current allocation methodology. Net pension credits for 1999 periods include $35 million for a pension settlement gain primarily related to the early retirement program completed during the second quarter 1999.
 (d) Includes other postretirement benefit costs and certain other expenses principally attributable to former business units of the U. S. Steel Group.
 (e)  For additional information on the impairment, see Note 3 to the
      U. S. Steel Group  Statement of Operations.
 (f)  Thousands of net tons.
 (g) Based on annual raw steel production capability of 12.8 million tons.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------


                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions)                            2000   1999*    2000    1999*
-------------------------------------------------------------------------------
REVENUES:
 Sales                                         $10,621  $7,827 $30,425  $20,636
 Dividend and affiliate income (loss)               46     (39)     81      (28)
 Net gains (losses) on disposal of assets            7       5     129       (8)
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                      1      11       9       11
 Other income                                       18       9      31       22
                                                ------  ------  ------   ------
   Total revenues                               10,693   7,813  30,675   20,633
                                                ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of sales (excludes items shown below)      8,198   5,896  23,324   15,260
 Selling, general and administrative expenses       95      60     233      149
 Depreciation, depletion and amortization          310     297     949      906
 Taxes other than income taxes                   1,250   1,121   3,650    3,269
 Exploration expenses                               51      40     142      162
 Inventory market valuation credits                  -    (136)      -     (551)
                                                ------  ------  ------   ------
   Total costs and expenses                      9,904   7,278  28,298   19,195
                                                ------  ------  ------   ------
INCOME FROM OPERATIONS                             789     535   2,377    1,438
Net interest and other financial costs              80      92     267      266
Minority interest in income of Marathon Ashland
 Petroleum LLC                                     115     148     373      405
                                                ------  ------  ------   ------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
 LOSSES                                            594     295   1,737      767
Provision for estimated income taxes               454      94     877      267
                                                ------  ------  ------   ------
INCOME BEFORE EXTRAORDINARY LOSSES                 140     201     860      500
Extraordinary losses on extinguishment of debt,
 net of income tax                                   -       2       -        7
                                                ------  ------  ------   ------
NET INCOME                                         140     199     860      493
Dividends on preferred stock                         2       2       6        7
                                                ------  ------  ------   ------
NET INCOME APPLICABLE TO COMMON STOCKS            $138    $197    $854     $486
                                                ======  ======  ======   ======




*Certain amounts have been reclassified to conform to current classifications.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------


                                                Third Quarter    Nine Months
                                                    Ended           Ended
                                                 September 30    September 30
(Dollars in millions, except per share amounts)  2000    1999    2000     1999
------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income                                       $121    $230    $742     $483
   - Per share- basic                              .38     .74    2.38     1.56
            - diluted                              .38     .74    2.37     1.56

 Dividends paid per share                          .23     .21     .65      .63

 Weighted average shares, in thousands
   - Basic                                     311,847 309,392 312,068  309,160
   - Diluted                                   312,094 309,810 312,272  309,491

APPLICABLE TO STEEL STOCK:

 Income (loss) before extraordinary losses*        $17    $(31)   $112      $10
   - Per share - basic and diluted*                .19    (.35)   1.27      .12

 Extraordinary losses, net of income tax*            -       2       -        7
   - Per share - basic and diluted*                  -     .02       -      .08

 Net income (loss)                                 $17    $(33)   $112       $3
   - Per share - basic and diluted                 .19    (.37)   1.27      .04

 Dividends paid per share                          .25     .25     .75      .75

 Weighted average shares, in thousands
   - Basic                                      88,738  88,394  88,554   88,383
   - Diluted                                    88,738  88,394  88,556   88,385









*1999 amounts have been reclassified to conform to current classifications.

The following notes are an integral part of this financial statement.

                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------


1. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt. As a result, USX recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.


                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

   Third quarter 2000 dividend and affiliate income (loss) includes $10 million in charges related to USX's share of impairment and restructuring charges of Republic. In addition, third quarter 1999 dividend and affiliate income
   (loss) includes $50 million in charges related to the impairment of the carrying value of USX's investment in USS/Kobe and costs related to the formation of Republic.

4. On October 19, 2000, the Marathon Group of USX signed a definitive agreement with Shell to transfer its 37.5 percent interest in Sakhalin Energy Investment Company Ltd.(Sakhalin Energy). In exchange, the Marathon Group will receive certain Shell interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made by the Marathon Group in 2000. The closing and transfer of operations are expected to take place in early December 2000.

   The increased likelihood of closing this transaction resulted in a one-time, noncash deferred tax charge of $235 million in the third quarter of 2000. Balance sheet net deferred tax liabilities include deferred U.S. tax benefits related to certain foreign subsidiaries. Until now, management concluded it was likely that income from foreign sources, such as Sakhalin Energy, would allow these benefits to be realized in the future. The definitive agreement to transfer the Marathon Group's interest in Sakhalin Energy affects the timing, amount and nature of expected future foreign source income, decreasing the likelihood that these tax benefits will be realized.